Exhibit 10.6

Series A Preferred Stock Purchase Agreement

By And Between

AP-AMH MEDICAL CORPORATION

AND

ALLIED PHYSICIANS OF CALIFORNIA,

A PROFESSIONAL MEDICAL CORPORATION

Dated as of May 10, 2019

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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EXHIBIT AND SCHEDULE INDEX

Exhibits

Exhibit A	Certificate of Determination

Exhibit B	Form of Shareholders Agreement

Exhibit C	Disclosure Schedule

Schedules

Schedule 6.4 – Required Consents

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SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 10, 2019 (the “Execution Date”) by and between Allied Physicians of California, a Professional Medical Corporation, a California corporation (the “Company” or “Seller”), and AP-AMH Medical Corporation, a California professional medical corporation (“Buyer”).

RECITALS

A.           The Company has adopted and will file with the Secretary of State of the State of California, on or before the date of the Closing (as defined below), a Certificate of Determination of Preferences of Series A Preferred Stock in substantially the form attached as Exhibit A hereto (the “Certificate of Determination”), and has authorized the sale and issuance (the “Offering”) of up to 1,000,000 shares of Series A Preferred Stock (the “Series A Preferred”).

B.           The Company wishes to offer, sell and issue to Buyer, and Buyer wishes to purchase from the Company, shares of Series A Preferred in the Offering for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS

1.1.          Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Alternative Transaction” means a transaction, other than the Share Purchase and the other transactions contemplated by this Agreement, involving (a) the sale, transfer, assignment or other disposition by Seller to any Person, other than Buyer or its Affiliates, of any Shares or, other than as permitted pursuant to Section 5.3, any material assets of the Company, in each case whether by merger, share or asset purchase, or otherwise or (b) any dissolution or winding up of the Company.

“Apollo” has the meaning ascribed to it in Section 6.6.

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“Apollo Stock Purchase Agreement” has the meaning ascribed to it in Section 6.9.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.7.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California generally are authorized or required by Law or regulation to close.

“Buyer” has the meaning ascribed to it in the Preamble hereto.

“Buyer Fundamental Reps” has the meaning ascribed to it in Section 9.1.

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 9.2(a).

“Certificate of Determination” has the meaning ascribed to it in Recital A.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the commencement of litigation or the provision of any consideration to any third party of any amounts, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants in connection with routine matters, any nominal consent fees provided for in the existing provisions of any Major Contract, and the customary fees and charges of Governmental Authorities.

“Common Stock” means the Company’s common stock.

“Company” has the meaning ascribed to it in the Recitals hereto.

“Company Business” means the business of the Company as conducted at any time prior to the Closing Date.

“Consent” means any consent or approval of any third-party person that is not a Governmental Authority.

“Contract” means any written agreement, contract or legally binding commitment.

“Damages” has the meaning ascribed to it in Section 9.2(d).

“Disclosure Schedule” has the meaning ascribed to it in the preamble to Article III.

“Drop-Dead Date” has the meaning ascribed to it in Section 8.1(a).

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“Employee” means each individual who is employed by the Company.

“Employee Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) each other material pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, employment, consulting, severance, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded), in any case, maintained, contributed to, or required to be contributed to, by or on behalf of the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company, but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA and any plan maintained by a Governmental Authority.

“Environmental Law” means all Laws in effect relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land and subsurface land) or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning ascribed to it in the Preamble hereto.

“Financial Statements” has the meaning ascribed to it in Section 3.7.

“Fraud” means actual and intentional fraud with respect to the making of representations and warranties pursuant to Article III (in the case of the Seller) or Article IV (in the case of the Buyer), provided that such actual and intentional fraud shall only be deemed to exist if a party makes a knowing and intentional misrepresentation of a material fact with the intent that another party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time and as consistently applied.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” has the meaning ascribed to it in Section 6.3.

“Hazardous Substance” means any substance or material that is described as a toxic or hazardous substance, waste or material, a pollutant, a contaminant or infectious waste, or words of similar import, under the Environmental Laws, or chemicals or compounds that are otherwise subject to regulation, control or remediation under the Environmental Laws.

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“Health Care Laws” means all laws, orders and any other requirements of a Governmental Authority pertaining to or governing: (a) the licensure, certification, qualification, franchise or authority to transact the business of the Company in connection with the management or provision of, payment for, or arrangement of, health care items and services; (b) hospitals, physicians, professional corporations, professional limited liability companies, and other entities authorized to provide professional health care items and services; (c) Persons contracting with third party payors for the payment of health care items or services, including with Medicare, Medicaid, TRICARE, CHAMPUS and/or other federal or state health care payment programs, employer self-insurance plans, insurance companies, carriers, health maintenance organizations, managed care organizations, preferred provider organizations, physician-hospital organizations, clinical integration organizations, provider networks or organizations and/or accountable care organizations, including with respect to enrollment, credentialing, participation, exclusion, compliance with applicable payment program policies and procedures, program integrity, and regulation of Persons bearing financial risk for the provision or arrangement of health care items and services; (d) financial relationships between Persons and health care providers, including, without limitation, laws prohibiting or regulating fraud and abuse, patient referrals or provider incentives generally or under the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Stark Law (42 U.S.C. § 1395nn) and the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), other laws set forth in the Social Security Act including, without limitation, the mandatory reporting and return of overpayments (42 U.S.C. § 1320a-7k(d)) and the prohibition on use of excluded Persons, or any state anti-kickback, anti-solicitation, patient brokering, patient capping, and fee-splitting laws; (e) the corporate practice of medicine and other health care professions; (f) financial relationships between health care providers and medical device manufacturers, including so-called “sunshine acts” requiring reporting of ownership, conflict of interest, and financial relationships or transactions, and/or prohibiting certain such financial relationships; (g) regulation of ordering, prescribing, storing and distributing controlled substances and radioactive materials; (h) regulation of advertising of physician, provider or health care items or services; (i) pricing of health care items and services, reporting of quality, utilization, and/or pricing of health care items or services, and/or mandated reporting of illnesses, diseases, and adverse events or incidents; (j) enforceability of covenants not to compete against physicians, other health care providers and provider organizations; (k) standards of care, and malpractice or professional liability; and (l) handling and disposal of bio-hazards and medical waste.

“HIPAA” has the meaning ascribed to it in Section 3.12(c).

“Indemnified Party” has the meaning ascribed to it in Section 9.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2(c).

“Knowledge” means the extent, if any, of actual awareness of a particular fact or matter (in each case after such inquiry as would be due from a person holding the office held by such person in the ordinary course of performing his or her duties consistent with past practice in that position for a similarly situated business) of (i) with respect to Seller, Dr. Kenneth Sim and Dr. Thomas Lam, (ii) with respect to Buyer, Dr. Kenneth Sim and Dr. Thomas Lam, (iii) with respect to any other entities, the executive officers of such entity, and (iv) with respect to any individuals, such individual.

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“Laws” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority, including without limitation Health Care Laws and Privacy Laws.

“Liabilities” means liabilities, obligations, guarantees, assurances and commitments of every kind, nature, character and description whatsoever, whenever arising, whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether or not recorded or reflected or required to be recorded or reflected on books and records or financial statements, including fees, costs, expenses and losses relating thereto.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts, encumbrances or transfer restrictions under any shareholder or similar agreement.

“Loan Agreement” means that certain Loan Agreement, dated on or about the date hereof, between Apollo and Buyer.

“Major Contracts” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means any change, event, occurrence, fact, condition or effect that is, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company; provided, that, none of the following shall constitute, or shall be considered in determining whether there has occurred, and no change or effect resulting or arising out of any of the following shall constitute, a Material Adverse Effect: (i) general business, economic, political, social, legal or regulatory conditions, (ii) general conditions of the industries in which the Company operates, (iii) general conditions in financial, banking or securities markets (including any disruption thereof), (iv) changes in applicable Law or GAAP, or any interpretation thereof, (v) outbreak or escalation of hostilities, terrorist attack (whether against a nation or otherwise) or war, (vi) the announcement or pendency of this Agreement, the Share Purchase or any of the other transactions contemplated hereby (including any threatened or actual impact on relationships of the Company with customers, vendors, suppliers, distributors, landlords or employees), (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or the taking or not taking of any action at the request of, or with the consent of, Buyer, or (viii) the performance or consummation of the Share Purchase or any of the other transactions contemplated hereby.

“Optional Termination Date” means the date that is sixty (60) days after the date of this Agreement.

“Shareholders Agreement” means that certain Shareholders Agreement between Buyer and Seller, in substantially the form of Exhibit B attached hereto.

“TKL” has the meaning ascribed to it in Section 10.16.

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“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the conduct of the Company Business in a manner substantially consistent with the customary conduct of such business, including any activities authorized or contemplated by this Agreement or the transactions contemplated hereby.

“Payment Programs” has the meaning ascribed to it in Section 3.12(b).

“Permitted Encumbrances” means (a) any Liens for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings, (b) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the Ordinary Course of Business, (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws or regulations imposed by any Governmental Authority, (d) workers’ or unemployment compensation Liens arising in the Ordinary Course of Business, (e) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the Company, (f) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, (g) any Liens created by Buyer or any of its Affiliates, and (h) any such other Liens, imperfections of title and other similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or assets of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Privacy Laws” means all laws, orders and any other requirements of a Governmental Authority concerning privacy or security of personally identifiable information, personal information or personal data, as such are enacted or in effect on or prior to the date of this Agreement, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, including the Standards for Electronic Transactions, Privacy and Security promulgated by the U.S. Department of Health and Human Services under 45 CFR parts 160, 162, and 164; laws governing transmission and storage of medical records; federal and state laws concerning protected or sensitive health information, including alcohol and substance abuse treatment records, HIV/AIDS status and treatment records, genetic information, information about sexually transmitted or other communicable diseases, and psychotherapy records; and state privacy, security and data breach laws.

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Provider” has the meaning ascribed to it in Section 3.12(b).

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Schedule Supplement” has the meaning ascribed to it in Section 5.5.

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“Seller” has the meaning ascribed to it in the Preamble hereto.

“Seller Fundamental Reps” has the meaning ascribed to it in Section 9.1.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 9.2.

“Share Purchase” has the meaning ascribed to it in Section 2.1.

“Shares” has the meaning ascribed to it in the Recitals hereto.

“Survival End Date” has the meaning ascribed to it in Section 9.1.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning ascribed to it in Section 9.3(b).

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Reps” has the meaning ascribed to it in Section 9.1.

“Tax Returns” means any returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claims” has the meaning ascribed to it in Section 9.2(c).

1.2.          Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein shall include the singular and the plural, (b) each reference herein to any gender shall include the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words shall refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule shall mean an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, and (f) all references to “$” or “Dollars” shall mean United States Dollars.

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Article II
THE TRANSACTIONS

2.1.          Sale and Issuance of Series A Preferred Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall issue and sell to Buyer, and Buyer shall purchase from Seller, 1,000,000 shares of Series A Preferred (the “Shares”), for the purchase price specified in Section 2.2 (the “Share Purchase”).

2.2.          Purchase Price. The purchase price for the Shares shall be $545.00 per share, for an aggregate purchase price of $545,000,000 (the “Purchase Price”), payable in cash or equivalent consideration, as mutually agreed by the parties.

2.3.          Closing. The closing of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein (the “Closing”) shall take place, through the exchange of documents by facsimile or other electronic transmission, as soon as practicable, but no later than two Business Days after the first date on which all the conditions to Closing set forth in Article VI and Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date as Buyer and Seller may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4.         Closing Deliveries. At the Closing:

(a)          Seller’s Closing Deliveries. Seller shall deliver to Buyer the following documents:

(i)          stock certificate(s) evidencing the Shares;

(ii)         a certificate, duly executed by an executive officer of Seller and reasonably satisfactory to Buyer, certifying that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied;

(iii)        a certificate of good standing for the Company issued by the California Secretary of State, dated no earlier than ten Business Days prior to the Closing Date; and

(iv)        a counterpart of the Shareholders Agreement, duly executed by Seller.

(b)          Buyer’s Closing Deliveries. Buyer shall deliver to Seller:

(i)          the Purchase Price, by wire transfer of immediately available U.S. funds to an account designated by Seller or by other equivalent consideration;

(ii)         a certificate, duly executed by an executive officer of Buyer and reasonably satisfactory to Seller, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied;

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(iii)        a certificate of good standing for Buyer issued by the California Secretary of State, dated no earlier than ten Business Days prior to the Closing Date;

(iv)        a receipt duly executed by an executive officer of Buyer certifying the receipt from Seller of the Shares; and

(v)         a counterpart of the Shareholders Agreement, duly executed by Buyer.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this Article III is qualified by the disclosures made in the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), and information provided in any section of the Disclosure Schedule shall constitute disclosure for purposes of each Section of this Agreement. Subject to the matters set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer, as follows:

3.1.          Organization and Good Standing. The Company is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of California, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of the Company Business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.2.          Authority and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

3.3.          Non-Contravention. The execution and delivery of this Agreement by Seller do not, and Seller’s performance hereunder and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the articles of incorporation or bylaws of the Company, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Major Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect, (c) violate any Law or Order of any Governmental Authority applicable to the Company, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to the Company, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, have a Material Adverse Effect.

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3.4.          Consents. The execution and delivery by Seller of this Agreement, Seller’s performance hereunder, and the consummation of the transactions contemplated hereby do not require any Consent under any Major Contract or any Governmental Approval, except for (i) the filing of the Certificate of Determination, which was filed prior to the Closing, and (ii) filings pursuant to applicable securities laws, and (iii) where the failure to obtain any such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect.

3.5.          Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement, the Shareholders Agreement, applicable state and federal securities laws and Liens created by or imposed by Buyer. Assuming the accuracy of the representations of Purchaser in Article IV and subject to the filings described in Section 3.4(ii), the Shares will be issued in compliance with all applicable federal and state securities laws.

3.6.          Capitalization. The Company has an authorized capitalization consisting of (a) 1,500,000,000 shares of Common Stock, of which 397,065,779 shares were issued and outstanding as of March 31, 2019; and (b) 1,000,000 shares of Series A Preferred, none of which are issued and outstanding immediately prior to the Closing. There are no other classes of shares of capital stock of the Company authorized or outstanding. All issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued and fully paid, and are non-assessable and free of any preemptive rights in respect thereto. None of the following, whether issued by the Company or any other Person, are currently outstanding: (a) securities convertible into or exchangeable for shares of Series A Preferred; (b) stock appreciation, phantom stock, profit participation, options, warrants or other rights to purchase or subscribe to shares of Series A Preferred or securities convertible into or exchangeable for shares of Series A Preferred; or (c) Contracts, commitments, agreements, understandings, arrangements, calls or claims relating to the issuance of any shares of Series A Preferred or any securities convertible into or exchangeable for shares of Series A Preferred, including (i) any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter or (ii) any Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of Series A Preferred or (y) vote or dispose of any shares of Series A Preferred. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of shares of Series A Preferred. The Shares being acquired by Buyer pursuant hereto will represent, in the aggregate, 100% of the issued and outstanding shares of Series A Preferred.

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3.7.          Financial Statements. Attached to Section 3.7 of the Disclosure Schedule are the following financial statements (collectively, including the notes contained therein, the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2018, and (ii) the related audited statements of income and cash flows for the Company for the fiscal year ended December 31, 2018 (the “Balance Sheet Date”). Other than as set forth on Section 3.7 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods referred to in the Financial Statements, and fairly present, in all material respects, the financial condition of the Company as at the respective dates referred to in the Financial Statements, and the results of operations and cash flows of the Company for the respective periods referred to in the Financial Statements.

3.8.          Absence of Certain Changes or Events. Except as otherwise contemplated, required or permitted by this Agreement, from the Balance Sheet Date until the Execution Date, (a) the business of the Company has been conducted in the Ordinary Course of Business, (b) the Company has not taken any action that, if taken after the Execution Date, would constitute a violation of Section 5.3(b), and (c) there has not occurred a Material Adverse Effect.

3.9.          Undisclosed Liabilities. The Company does not have any liabilities or obligations required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities disclosed in this Agreement or in the Disclosure Schedule, (d) liabilities contemplated or permitted by, or incurred pursuant to, this Agreement, and (e) other liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

3.10.       Major Contracts.

(a)          The Company has provided to Buyer copies of each of the following Contracts to which the Company is a party, other than Contracts that relate exclusively to the Excluded Assets (as such term is defined in the Certificate of Determination), and that is in effect as of the Execution Date (such Contracts, the “Major Contracts”):

(i)          any Contract the performance of which by its express terms, without taking into consideration options or similar renewals (whether automatic or elective), will involve annual expenditures or receipts by the Company in excess of $200,000;

(ii)         any Contract for the incurrence of indebtedness for borrowed money;

(iii)        any Contract that by its terms prohibits or materially restricts the Company from undertaking any line of business or competing in any geographic area;

(iv)        any Contract that grants to any Person an option or other right to purchase any material right, property or assets of the Company;

(v)         any Contract that by its terms prohibits or materially restricts the sale or other disposition by the Company of any material property or assets;

(vi)        any Contract involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company with any other Person;

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(vii)       any Contract involving management services, consulting services, support services or any other similar services;

(viii)      any Contract involving the acquisition of any business enterprise, whether via stock or asset purchase or otherwise;

(ix)         any Contract that provides for the employment or compensation of any Employee; and

(x)          any Contract with a health plan or third party payor.

(b)          Seller has made available to Buyer copies (that are true and complete in all material respects) of all Major Contracts, in each case subject to any confidentiality obligations to third parties and any restrictions on disclosure required by such third parties.

(c)          Except for any Major Contract that has expired in accordance with its terms or terminated for any reason other than a default by the Company, each Major Contract is in full force and effect in all material respects (except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought). The Company is not in breach thereof or default thereunder, which breach or default has not been excused or waived, and, to the Knowledge of Seller, no counterparty to any Major Contract is in breach thereof or default thereunder, except where such breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

3.11.       Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Seller, threatened against or affecting the Company, nor is there any Order of any Governmental Authority or arbitrator outstanding against the Company, in each case the adverse outcome or effect of which would, individually or in the aggregate, have a Material Adverse Effect.

3.12.       Compliance with Laws.

(a)          The Company is, and at all times during the three years prior to the Execution Date has been, in compliance in all respects with all applicable Laws and Orders of Governmental Authorities and Governmental Approvals, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          To the Knowledge of Seller, (i) the health care practitioners or facilities with which the Company contracts for fees for the benefit of its customers (each, a “Provider”) have been properly credentialed in all material respects, and (ii) the Company has received no written notice from any state or federal program or any health maintenance organizations or other third party reimbursement or payment program (the “Payment Programs”) to terminate any such Provider as a result of such Provider having been suspended or terminated from any such Payment Program.

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(c)          The Company has developed and implemented reasonable and appropriate administrative, technical and physical safeguards, including policies, procedures and training programs, designed to protect against reasonably anticipated threats or hazards to the security or integrity of electronic protected health information (as such term is defined in 45 C.F.R. 160.103) to ensure compliance with the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and any implementing regulations promulgated thereunder (collectively, “HIPAA”), and other applicable Laws which protect or regulate the privacy, security, integrity, accuracy, transmission, storage or disclosure of individual medical records which it generates, receives or maintains, and has trained officers, employees, contractors and other staff members to oversee and participate in the functioning of such compliance plan as required by HIPAA and other applicable Laws, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(d)          To the Knowledge of Seller, the Company has not violated any applicable condition of participation in any federal or state payment program with which the Company has contracted, and the Company has been in compliance in all material respects with all other applicable healthcare Laws (excluding from Laws for purposes of this sentence conditions of participation), orders, policies, standards and manuals or other interpretations promulgated by federal or state healthcare program contracting agencies applicable to its business, properties, rights or assets, except where such violations or failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(e)          Neither the Seller nor the Company has received written notice alleging, and no investigation or review of the Company has been pending or, to the Sellers’ Knowledge, threatened with respect to, any material violation under any applicable Law during the past three years. The Company has heretofore made available to the Buyers complete and correct copies of all written notices received by the Company alleging any material violation under any applicable Law that the Company has received during the past three years.

(f)          None of the Company, and no Person while acting at the Company’s direction, has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made or paid any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended) or violated the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(g)          The Company is, and during the past three years has been, in material compliance with all applicable Health Care Laws. Without limiting the generality of the foregoing, during the past three years, no equity holder, director, officer, agent, employee or consultant of any of the Company: (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded, suspended from participating in any federal or state health care program (as such terms are defined by the Social Security Act) or other third party payment program, or from receiving a contract or subcontract paid in whole or in part by federal or state funds; (iii) is or has been a party to a corporate integrity agreement, corporate compliance agreement or other settlement agreement with the Office of the Inspector General of the United States Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the United States Department of Justice, any Medicaid Fraud Control Unit, or any state Attorney General, as a result of an alleged violation of any Health Care Law; (iv) has been convicted of any criminal offense under any Health Care Law; (v) is or has been a party to or subject to any pending or, to the Sellers’ Knowledge, threatened Litigation concerning any of the matters described in clauses (i) through (iv) above; or (vi) is and has not been identified on any “watch list” maintained by any federal Governmental Authority, including under the USA Patriot Act or by the Office of Foreign Assets Control.

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(h)          The Company is, and during the past three years has been, in material compliance with: (i) all Privacy Laws; (ii) all website privacy policies and all other privacy policies maintained or published by the Company or otherwise applicable to the Company; and (iii) the Payment Card Industry Data Security Standards (“PCI-DSS”).

(i)          The Company (i) has not received any notice, claim or demand within the past three years from (x) a Governmental Authority or self-regulating body asserting or claiming that the Company has violated or has failed to comply with any Privacy Law or PCI-DSS; or (y) any Person asserting breach of a Privacy Law or failure to comply with PCI-DSS or seeking compensation for breach of a Privacy Law or failure to comply with PCI-DSS, and the Company is not aware of any facts or occurrences which would provide a basis for such a notice, claim or demand, and (ii) has not been required or obligated to notify any Person within the past three years with respect to a breach of security or unauthorized misappropriation, access or use of any personally identifiable information, personal information or personal data.

3.13.       Licenses. The Company possesses all Governmental Approvals necessary to carry on its business in the manner presently conducted, except where failures to possess such Governmental Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of the physicians who provide services to or on behalf of the Company is duly licensed to practice medicine in the State of California.

3.14.       Taxes.

(a)          (i) All Tax Returns showing material Taxes to be due and payable that were required to be filed on or before the Execution Date by or on behalf of the Company have been filed (or extensions have been duly obtained), (ii) all such Tax Returns were correct and complete in all material respects when filed, (iii) all material Taxes shown to be due and payable on such Tax Returns have been paid, and (iv) there are no material Liens, except for Permitted Encumbrances, for Taxes upon any of the assets of the Company.

(b)          All material Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Tax Authority.

(c)          No material deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any Tax Authority. There is no pending or, to the Knowledge of Seller, threatened Proceeding concerning any Tax liability against the Company by any Tax Authority in writing, which Proceeding would result in the payment by the Company of material Taxes.

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(d)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          The Company is not a party to any Tax allocation or sharing agreement, other than any such agreements included in contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes.

(f)          The representations and warranties made in this Section 3.14 refer only to the past activities of the Company and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax Period (or portion thereof) beginning after, or any Tax position taken after, the Closing Date.

3.15.       Employee Benefits. The Company has no employees.

3.16.       Environmental Matters.

(a)          To the Knowledge of Seller, the Company is in compliance with all applicable Environmental Laws.

(b)          To the Knowledge of Seller, no Hazardous Substances have been released, as a result of the acts of the Company, into the environment in violation of any applicable Environmental Laws, or in quantities exceeding the reportable quantities as defined under Environmental Laws, at any real property of the Company.

(c)          The Company has not received during the two years prior to the Execution Date any written notice of any actual or alleged material violation of any Environmental Laws, or any material liabilities or potential material liabilities under any Environmental Laws, including any investigatory, remedial or corrective obligations, relating to the Company Business.

3.17.       Insurance. The Company’s material policies of fire, liability, workers’ compensation, property, casualty, business interruption, D&O, E&O, cyber and data privacy, and other forms of insurance owned or held by the Company as of the date hereof are all in full force and effect as of the Execution Date and will continue in effect until Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business to the extent available on commercially reasonable terms). As of the Execution Date, (a) no notice of cancellation or termination has been received by the Company with respect to any such policy and (b) the Company is not in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy.

3.18.       Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company in connection with the execution and delivery of this Agreement, Seller’s performance hereunder, or the consummation of the transactions contemplated hereby.

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3.19.       Related Party Transactions. Except for transactions or relationships with Apollo and its Affiliates (for purposes of this Section 3.19, the Company and its Affiliates shall not be considered to be Affiliates of Apollo) or with Affiliates of the Company that involve annual expenditures or receipts less than $200,000 or are otherwise immaterial to the Company, or as set forth in Section 3.19 of the Disclosure Schedule, no director, officer or Affiliate of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of, or engaged in a business that is substantially similar to, the Company Business.

3.20.       Full Disclosure. The representations and warranties of Seller contained in this Agreement and the Disclosure Schedule are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make any statements made not misleading. There is no fact material to Seller or its business which has not been set forth or described in this Agreement or in the Disclosure Schedule.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1.         Organization and Good Standing. Buyer is a professional medical corporation (a) duly incorporated, validly existing and in good standing under the Laws of the State of California, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby.

4.2.         Authority and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, its performance hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

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4.3.          Non-Contravention. The execution and delivery of this Agreement by Buyer do not, and Buyer’s performance hereunder and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the articles of incorporation or bylaws of Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Buyer is party or by which Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, (c) violate any Law or Order of any Governmental Authority applicable to Buyer, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to Buyer, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby. Pursuant to the Moscone-Knox Professional Corporation Act, California Corporations Code Sections 13400 et seq., Purchaser is permitted to hold the Shares.

4.4.          Consents. The execution and delivery by Buyer of this Agreement, Buyer’s performance hereunder, and the consummation of the transactions contemplated hereby do not require any Consent under any Contract to which Buyer is a party or by which Buyer’s assets are bound or any Governmental Approval, except where the failure to obtain any such Governmental Approval would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.5.          Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Buyer, threatened against or affecting Buyer, nor is there any Order of any Governmental Authority or arbitrator outstanding against Buyer, in each case the adverse outcome or effect of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.6.          Independent Investigation; Investment Intent. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Company which it has deemed necessary for its evaluation of the transactions contemplated hereby. Buyer expressly confirms that (a) the Company has given Buyer such access to the key employees, documents and facilities of the Company as Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby, and (b) the Company and the Company’s representatives have answered to Buyer’s full and complete satisfaction all inquiries that Buyer and its representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby. Buyer is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof or with any present intention of distributing or selling the Shares. Buyer understands and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder, and without compliance with other state, local and non-US securities laws, in each case, to the extent applicable.

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4.7.          Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.8.          Full Disclosure. The representations and warranties of Buyer contained in this Agreement are accurate and complete in all material respects, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

Article V
COVENANTS

5.1.          Cooperation. Each of Buyer and Seller shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as practicable following the Execution Date (including satisfaction, but not waiver of, the conditions to Closing set forth in Article VI and Article VII). Each of Buyer and Seller shall cooperate with one another, and use all reasonable best efforts, to (a) procure all Consents and Governmental Approvals, complete and file all applications, notifications, filings and certifications, and satisfy all requirements prescribed by Law, in each case as necessary to consummate the transactions contemplated hereby, and (b) effect the other transactions contemplated by this Agreement at the earliest practicable date consistent with the terms hereof.

5.2.          Access. Between the Execution Date and the Closing Date, the Company shall afford the employees and authorized agents and representatives of Buyer, at Buyer’s sole expense, and under the supervision of the Company’s personnel, reasonable access, during normal business hours, to the personnel, premises, properties, books and records, and financial, operating and other data of the Company as Buyer may reasonably request upon reasonable advance notice to the Company; provided, that, the Company shall not be required to take any action that would unreasonably disrupt the Company’s ordinary course operations. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the Company’s reasonable judgment may result in the waiver of any attorney-client privilege, the disclosure of any protected intellectual property of any third party, or the violation of any of its or the Company’s obligations with respect to confidentiality. All requests for information made pursuant to this Section 5.2 shall be directed by Buyer to the Chief Executive Officer of the Company. Buyer is expressly not permitted to make contact directly with third parties that have contractual or other business relationships with the Company regarding the transactions contemplated by this Agreement without the Company’s express consent.

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5.3.        Conduct of Business. From the Execution Date to the earlier of the Closing Date and the termination of this Agreement, except (i) as otherwise contemplated, required or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority of competent jurisdiction, and (iv) to the extent Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that:

(a)          it shall carry on the Company Business in the Ordinary Course of Business in all material respects and use all Commercially Reasonable Efforts to preserve intact the Company’s business organization and relationships with customers, suppliers and others having material business relationships with it; provided, however, that no action by the Company with respect to matters specifically addressed by any provision of Section 5.3(b) shall be deemed a breach of this Section 5.3(a) unless such action would constitute a breach of one or more of the provisions of Section 5.3(b); and

(b)          it shall not to take any of the following actions:

(i)          amend the Company’s articles of incorporation (including the Certificate of Determination) or bylaws;

(ii)         issue, sell or otherwise dispose of any shares of Series A Preferred, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of Series A Preferred;

(iii)        engage in any recapitalization, reclassification, stock split or like change in its capitalization;

(iv)        incur any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(v)         purchase or sell any assets, except in the Ordinary Course of Business and except for any assets having an aggregate value of less than $50,000;

(vi)        acquire by merger, or by purchase of a substantial portion of the assets or stock of, any Person;

(vii)       enter into or terminate any Major Contract, or waive any material right under, or enter into a material amendment of, any existing Major Contract, except in the Ordinary Course of Business;

(viii)      except in the Ordinary Course of Business, increase in any material respect the compensation of the Employees, taken as a whole, or enter into, amend or terminate in any material respect any Employee Benefit Plan or employment agreement, in either case with respect to any Employee;

(ix)         adopt any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements; or

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(x)          enter into any agreement to do any of the foregoing.

(c)          For the avoidance of doubt, prior to the Closing, nothing in this Section 5.3 shall prohibit or restrict in any manner the distribution of cash and cash equivalents from the Company to holders of the Common Stock.

5.4.          Alternative Transactions. Seller agrees that (a) from the Execution Date to the earlier of the Closing Date or the termination of this Agreement, Seller shall not seek or encourage any inquiry, proposal or offer from, participate in any discussions or negotiations with, or furnish or provide any information to, any Person, other than Buyer or its Affiliates or their respective officers, employees, agents and representatives, relating to an Alternative Transaction, and (b) Seller and its shareholders shall, and each shall cause its respective representatives, directors, officers, agents and employees to, immediately terminate all such discussions or negotiations that may be in progress as of the Execution Date. For the avoidance of doubt, any communication by Seller or its shareholders, or any of their respective representatives, directors, officers, agents and employees, to any Person solely for the purpose of declining or otherwise terminating any such discussions or negotiations shall not be deemed a violation of this Section 5.4.

5.5.          Supplement to Disclosure Schedule. From time to time up to and including the date that is five Business Days prior to the Closing, Seller may supplement or amend the Disclosure Schedule with respect to any matter arising hereafter or of which Seller becomes aware after the Execution Date (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied; provided, however, if Buyer has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to any matter reflected on such Schedule Supplement and, further, shall have irrevocably waived its right to indemnification under Section 9.2(a) with respect to any such matter.

5.6.          Publicity. Any public announcement, whether by press release or otherwise, with respect to this Agreement or the transactions contemplated hereby, including the existence, subject matter or terms and conditions of this Agreement, shall be mutually approved by Buyer and Seller, except to the extent otherwise required by applicable Law.

5.7.          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and all charges incurred for or in connection with the recording of any document or instrument contemplated hereby shall be borne and paid 100% by the Company when due. The Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

5.8.          Tangible Net Equity; Working Capital. From the Execution Date until the Closing Date (including after giving effect to the Closing), the Company shall maintain at all times (a) a positive tangible net equity (as defined in subdivision (c) of Section 1300.76 of Title 28 of the California Code of Regulations), and (b) a positive level of working capital (excess of current assets over current liabilities).

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5.9.          Further Assurances. Each party hereto shall use its Commercially Reasonable Efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.10.         Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company, Buyer has received from the Company and its representatives certain (a) projections and other forecasts and (b) business plan information. Buyer acknowledges that (w) there are uncertainties inherent in attempting to make any projections and other forecasts and plans, (x) Buyer is familiar with such uncertainties, (y) Buyer is taking full responsibility for making its own evaluation of the adequacy and, except as expressly set forth in Article III, accuracy of all projections and other forecasts and plans so furnished to it, and (z) except in connection with a breach of Article III, which is governed by Article IX, Buyer shall have no claim against any Person with respect thereto. Accordingly, except as expressly set forth in Article III, Buyer acknowledges that Seller has not made, and is not making, any representation or warranty with respect to such projections, forecasts or plans.

Article VI
CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Share Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Buyer at Closing, is subject to the fulfillment (or express written waiver by Buyer) of each of the following conditions:

6.1.          Representations and Warranties. The representations and warranties of Seller contained in Article III shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except, in each case, where failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.2.          Covenants. Seller shall have complied in all material respects with all agreements, covenants and obligations required to be performed by Seller under this Agreement on or prior to the Closing; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, Seller shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

6.3.          Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Share Purchase and the other transactions contemplated by this Agreement (each, a “Governmental Prohibition”), and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, have a Material Adverse Effect.

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6.4.         Third-Party Consents. Seller shall have procured all of the Consents set forth on Schedule 6.4.

6.5.         Seller’s Closing Deliveries. Seller shall have caused the documents and instruments described in Section 2.4(a) to be delivered to Buyer.

6.6.         Financing. Buyer shall have obtained a loan from Apollo Medical Holdings, Inc. (“Apollo”) pursuant to the Loan Agreement in an amount sufficient to permit Buyer to complete the Share Purchase.

6.7.         Due Diligence. Subject to Section 8.1(f), Buyer shall have completed, to its reasonable satisfaction, its due diligence investigation of the Company.

6.8.          Seller Shareholder Approval. Shareholders of Seller shall have duly and affirmatively approved the principal terms of this Agreement and the transactions contemplated hereby.

6.9.          Apollo Stock Purchase Agreement. Seller and Apollo shall have executed and delivered a stock purchase agreement, dated on or about the date of this Agreement (the “Apollo Stock Purchase Agreement”), pursuant to which Apollo shall issue and sell to Seller shares of its common stock, and APC and Apollo must be ready to close under the Apollo Stock Purchase Agreement concurrently with the Closing.

6.10.        Certificate of Determination. Seller shall have filed Certificate of Determination with the California Secretary of State.

6.11.        Extension of Lock-Up Agreements. Apollo stockholders holding not less than ninety percent (90%) of the shares of Apollo common stock currently subject to those certain Lock-Up Agreements entered into by certain Apollo stockholders on or about December 8, 2017 shall have entered into amendments to such agreements extending the “First Lock-Up Period” thereunder to September 30, 2019.

Article VII
CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the Share Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Seller at the Closing, is subject to the fulfillment (or express written waiver by Seller) of each of the following conditions:

7.1.          Representations and Warranties. The representations and warranties of Buyer contained in Article IV shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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7.2.          Covenants. Buyer shall have complied in all material respects with all agreements, covenants and obligations required to be performed by Buyer under this Agreement on or prior to the Closing; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, Buyer shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

7.3.          Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the Share Purchase and the other transactions contemplated hereby.

7.4.          Buyer’s Closing Deliveries. Buyer shall have delivered to Seller the deliveries set forth in Section 2.4(b).

7.5.          Tax Opinion. Seller shall have received a tax opinion from its counsel, in form and substance reasonably satisfactory to Seller, as to the tax effect to Seller of the Share Purchase.

7.6.          Fairness Opinion. Subject to Section 8.1(f), Seller shall have received an opinion from its financial advisor satisfactory to Seller that the Share Purchase and related transactions is fair to the shareholders of Seller from a financial point of view

Article VIII
TERMINATION

8.1.         Generally. This Agreement may be terminated by mutual written consent of Buyer and Seller or by written notice given prior to the Closing in the manner provided as follows:

(a)          by Buyer to Seller if any of the conditions set forth in Article VI (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before September 30, 2019 (or such other date as may have been mutually agreed upon in writing by Buyer and Seller) (the “Drop-Dead Date”); provided, that, such failure to be satisfied is not caused by Buyer’s material breach of this Agreement;

(b)          by Seller to Buyer if any of the conditions set forth in Article VII (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before the Drop-Dead Date; provided, that, such failure to be satisfied is not caused by Seller’s material breach of this Agreement;

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(c)          by Buyer to Seller if Seller shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 6.1 or Section 6.2 and such breach shall not have been cured within 30 calendar days after receipt by Seller of written notice of such breach from Buyer; provided, however, that Buyer is not then in material breach of this Agreement;

(d)          by Seller to Buyer if Buyer shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 7.1 or Section 7.2 and such breach shall not have been cured within 30 calendar days after receipt by Buyer of written notice of such breach from Seller; provided, however, that Seller is not then in material breach of this Agreement;

(e)          by Buyer to Seller, or Seller to Buyer, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition that has become final and nonappealable; provided, that, the Person seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached this Agreement, which breach is the proximate cause of, or resulted in, such Governmental Prohibition;

(f)          by Buyer to Seller, or Seller to Buyer, within five (5) business days after the Optional Termination Date, if any of the conditions to Closing set forth in Sections 6.7 or 7.6 have not occurred on or before the Optional Termination Date; provided, however, that if neither Buyer or Seller terminate this Agreement pursuant to this Section 8.1(f) within such five (5) business day period following the Optional Termination Date, then both Buyer and Seller shall be deemed to have irrevocably waived the conditions to Closing set forth in Sections 6.7 and 7.6; or

(g)          by Buyer to Seller, or Seller to Buyer, if the Apollo Stock Purchase Agreement or the Loan Agreement is terminated.

8.2.         Effect of Termination. The rights of termination under Section 8.1 are in addition to any other rights Buyer or Seller may have under this Agreement and the exercise of a right of termination shall not be deemed to be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of Buyer and Seller under this Agreement will terminate, except that the obligations set forth in Section 5.6 (Publicity), this Section 8.2 (Effect of Termination), and Article X (Miscellaneous) (other than Section 10.5 (Enforcement)) shall survive the termination of this Agreement; provided, however, that (a) if this Agreement is properly terminated by Buyer pursuant to Section 8.1 due to a material and intentional breach of this Agreement by Seller or due to Seller’s Fraud, Buyer’s right to pursue remedies (consistent with this Agreement) for such breach shall survive such termination unimpaired, and (b) if this Agreement is properly terminated by Seller pursuant to Section 8.1 due to a material and intentional breach of this Agreement by Buyer or due to Buyer’s Fraud, Seller’s right to pursue remedies (consistent with this Agreement) for such breach shall survive such termination unimpaired.

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Article IX
INDEMNIFICATION

9.1.         Survival. The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the end of the 24-month period immediately following the Closing Date. Immediately following the last day of such survival period (the “Survival End Date”), such representations and warranties shall expire automatically, except that the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3 (Non-Contravention), Section 3.5 (Valid Issuance of Shares), Section 3.6 (Capitalization), Section 3.18 (Brokers and Finders) and Section 3.19 (Related Party Transactions) (collectively, the “Seller Fundamental Reps”), and Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.3 (Non-Contravention) and Section 4.7 (Brokers and Finders) (collectively, the “Buyer Fundamental Reps”) shall survive in perpetuity with respect only to the matters addressed therein and the representations and warranties contained in Section 3.14 (Taxes) (collectively, the “Tax Reps”) shall survive until 30 days following the close of the applicable statute of limitations. The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Closing Date. Covenants or agreements contained herein to be performed after the Closing shall survive until performed, and the indemnification obligations with respect thereto shall survive the Closing for a period of 24 months following performance, except as otherwise provided herein. If written notice of a claim has been given in accordance with Section 9.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

9.2.         General Indemnification. Subject to the other provisions set forth in this Article IX (including the limits on indemnification set forth in Section 9.4):

(a)          By Seller. From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Seller under Article III (other than any representation or warranty contained in Section 3.14 (Taxes)), or (ii) the breach of any covenant or agreement of this Agreement by Seller (other than any covenant or agreement contained in Section 5.7 (Transfer Taxes)); provided, that, (x) Seller shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Buyer Indemnified Parties have made a proper claim for indemnification in accordance with Section 9.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 9.1, (B) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the 24-month period immediately following the date on which such covenant or agreement is to be performed, and (y) the sole recourse of any Buyer Indemnified Party for any and all Damages arising out of or resulting from matters set forth in Section 3.14 and Section 5.7 shall be controlled by Section 9.3.

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(b)          By Buyer. From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Buyer under Article IV, or (ii) the breach of any covenant or agreement of this Agreement by Buyer; provided, that, Buyer shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Seller Indemnified Parties have made a proper claim for indemnification in accordance with Section 9.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 9.1, (B) with respect to a breach of a covenant or agreement to be performed at or prior to Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the 24-month period immediately following the date on which such covenant or agreement is to be performed.

(c)          Procedure. Any party seeking indemnification under this Section 9.2 or under Section 9.3 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2 or under Section 9.3. The liability of an Indemnifying Party under this Section 9.2 or under Section 9.3 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 9.2 or under Section 9.3 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions (except as otherwise provided in Section 9.3(d) with respect to Tax Claims): if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 or under Section 9.3, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel and the Indemnifying Party shall be obligated to pay the reasonable fees and expense of such counsel; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel). If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this Article IX, it shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

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(d)          Definition of Damages. The term “Damages” means any and all actual, after-Tax, out-of-pocket losses, costs and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS THE OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY INDEMNIFIED PARTY HERETO FOR DAMAGES WITH RESPECT TO MENTAL OR EMOTIONAL DISTRESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES.

(e)          Payment for indemnification obligations arising under this Section 9.2 shall be subject to the limitations set forth in Section 9.4.

9.3.         Tax Indemnification.

(a)          From and after the Closing, Seller shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against, without duplication:

(i)          any and all Damages arising out of or resulting from the breach of any representation or warranty made by Seller pursuant to Section 3.14; provided, that, Seller shall not have any obligation hereunder with respect to any such breach unless the Buyer Indemnified Parties have made a claim for indemnification pursuant to this Section 9.3 with respect to such breach prior to the expiration of such representation or warranty as set forth in Section 9.1; and

(ii)         any and all Damages arising out of or resulting from any breach by Seller of any covenant contained in Section 5.7.

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(b)          If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 9.3 (a “Tax Claim”), the notice provisions set forth in Section 9.2(c) shall apply.

(c)          Any payment for indemnification obligations made to Buyer arising under this Section 9.3 shall be deemed to be an adjustment to the Purchase Price.

(d)          Payment for indemnification obligations arising under this Section 9.3 shall be subject to the limitations set forth in Section 9.4.

9.4.         Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)          no amount shall be payable by Seller pursuant to Section 9.2(a)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 9.2(a)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 9.4(a) shall not apply to a breach of any Seller Fundamental Reps, Tax Rep or covenant or obligation contained in (x) this Agreement, or (y) any certificate delivered at Closing pursuant hereto, or with respect to Fraud committed by Seller;

(b)          no amount shall be payable by Buyer pursuant to Section 9.2(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 9.2(b)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 9.4(b) shall not apply to a breach of any Buyer Fundamental Reps or covenant or obligation contained in (x) this Agreement, or (y) any certificate delivered at Closing pursuant hereto, or with respect to Fraud committed by Buyer;

(c)          the maximum aggregate amount of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller, other than pursuant to Section 9.2(a)(i) with respect to Seller Fundamental Reps, Tax Reps, or Fraud committed by Seller, shall be an amount equal to the Purchase Price;

(d)          the maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Buyer, other than pursuant to Section 9.2(b)(i) with respect to Buyer Fundamental Reps or Fraud committed by Buyer, shall be an amount equal to the Purchase Price;

(e)          an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(f)          in determining the amount of indemnification due under Section 9.2 or Section 9.3, all payments shall be reduced by any Tax benefit recognized or reasonably expected to be recognized by the Indemnified Party in any Tax year in which or prior to which the Damages arise (or in any of the three immediately succeeding Tax years), in each case on account of the underlying claim;

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(g)          notwithstanding any provision to the contrary contained in this Agreement, in the event that an Indemnifying Party can establish that an Indemnified Party had actual Knowledge, on or before the Closing, of a breach of a representation, warranty or covenant of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim;

(h)          if an Indemnified Party recovers Damages from an Indemnifying Party under Section 9.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy; and

(i)          For purposes of this Article IX, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect.

9.5.         Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its or his sole and exclusive remedy relating to the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud) shall be pursuant to the indemnification provisions of this Article IX. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it or he may have against the other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective equityholders, directors, officers, employees and agents relating to the Company, the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud).

9.6.         Mitigation. Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Damages for which it may claim indemnification under this Article IX.

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Article X
MISCELLANEOUS

10.1.       Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand, by internationally recognized courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) to the parties at the following addresses:

If to Buyer:

AP-AMH Medical Corporation
1668 S. Garfield Ave, 2nd Fl.

Alhambra, CA 91801
Attention:         Thomas S. Lam, M.D., CEO
E-mail:              thomas.lam@nmm.cc

with a copy to (which shall not constitute notice):

Tin Kin Lee Esq.
Tin Kin Lee Law Offices
1811 Fair Oaks Ave.
South Pasadena, CA 91030
E-mail:               tlee@tinkinlee.com

If to Seller:

Allied Physicians of California IPA
1668 S. Garfield Ave, 2nd Fl.

Alhambra, CA 91801
Attention:  Kenneth Sim, M.D., Chairman
E-mail:               dr.kenneth.sim@nmm.cc

with a copy to (which shall not constitute notice):

Bryan Cave Leighton Paisner LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Attention: David Andersen, Esq.
E-mail:                dgandersen@bclplaw.com

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

10.2.       Entire Agreement. This Agreement, including the Exhibits attached hereto, the Disclosure Schedule and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, director, officer, employee, agent, Affiliate or representative of either party hereto.

10.3.       Governing Law. The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with the Laws of the State of California.

10.4.       Enforcement. The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

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10.5.       Consent to Jurisdiction; Venue. Each party hereto hereby:

(a)          submits itself to the personal jurisdiction of (i) the courts of the State of California located in Los Angeles, California, and (ii) the United States District Court for the Central District of California, Los Angeles, with respect to any dispute arising out of this Agreement or any of the transactions contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

(b)          agrees that it or he will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

(c)          agrees that it or he will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court order than such courts referred to above.

10.6.       Transaction Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its own counsel, accountants and other experts.

10.7.       Amendments. This Agreement may only be amended or otherwise modified by a written instrument duly executed by Buyer and Seller.

10.8.       Assignments; No Third Party Rights.

(a)          Neither Buyer nor Seller may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be void.

(b)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties and their respective successors and permitted assigns.

10.9.       Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties hereto are cumulative and not alternative.

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10.10.      Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

10.11.     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

10.12.     Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party hereto.

10.13.     Incorporation by Reference. Each Exhibit attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

10.14.     Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.15.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile or in PDF form shall constitute execution by such signatory.

10.16.     Counsel. BY SIGNING THIS AGREEMENT, EACH PARTY HERETO EXPRESSLY AGREES AND ACKNOWLEDGES THAT IT OR HE (A) HAS READ THIS AGREEMENT CAREFULLY, (B) IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, (C) HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS OR HIS OWN CHOOSING REGARDING THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND ITS OR HIS RIGHTS AND OBLIGATIONS HEREUNDER, AND (D) FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN. FURTHERMORE, SELLER EXPRESSLY AGREES AND ACKNOWLEDGES THAT TIN KIN LEE LAW OFFICES (“TKL”) IS COUNSEL FOR THE BUYER AND ITS AFFILIATES. IN ADDITION, EACH OF BUYER AND SELLER HEREBY EXPRESSLY AGREES AND ACKNOWLEDGES THAT, POST-CLOSING, TKL MAY, FOLLOWING THE CLOSING, REPRESENT THE COMPANY IN CONNECTION WITH ANY POST-CLOSING MATTER RELATED TO THE “HEALTHCARE SERVICES ASSETS” OR THE “EXCLUDED ASSETS” (AS SUCH TERMS ARE DEFINED IN THE CERTIFICATE OF DETERMINATION), BUT EXPRESSLY EXCLUDING REPRESENTATION OF THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING UNDER ANY AGREEMENT CONTEMPLATED BY THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CLAIM, DISPUTE, LITIGATION OR PROCEEDING), AND BUYER, ON BEHALF OF ITSELF AND, FOLLOWING THE CLOSING, THE COMPANY HEREBY EXPRESSLY CONSENTS THERETO AND IRREVOCABLY WAIVES (AND WILL NOT ASSERT) ANY CONFLICT OF INTEREST OR ANY OBJECTION ARISING THEREFROM OR RELATING THERETO.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

AP-AMH MEDICAL CORPORATION

By:	/s/ Thomas Lam, M.D.
Name:	Thomas Lam, M.D.
Title:	Chief Financial Officer

SELLER:

ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Terry Lee, M.D.
Name:	Terry Lee, M.D.
Title:	Independent Committee Member

Signature Page to Series A Preferred Stock Purchase Agreement

Exhibit A

CERTIFICATE OF DETERMINATION
OF PREFERENCES OF
SERIES A PREFERRED STOCK

OF
ALLIED PHYSICIANS OF CALIFORNIA,

A PROFESSIONAL MEDICAL CORPORATION

_________________________________________________

Pursuant to Section 401 of the

General Corporation Law of the State of California

_________________________________________________

The undersigned, Thomas Lam, M.D., and Paul Liu, M.D., hereby certify that:

A.       They are the duly elected and acting Chief Executive Officer and the duly elected and acting Secretary, respectively, of Allied Physicians of California, a Professional Medical Corporation, a California corporation (the “Company”).

B.       The authorized number of shares of the Preferred Stock of the Company is 1,000,000, none of which shares have been issued. The authorized number of shares of the Series A Preferred Stock is 1,000,000, none of which shares have been issued.

C.       Pursuant to the authority given by the Company’s Articles of Incorporation, the Board of Directors of the Company (the “Board”) has duly adopted the following recitals and resolutions:

WHEREAS, the Amended and Restated Articles of Incorporation of the Company authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, liquidation preferences and the number of shares constituting any such series and the designation thereof, or any of them; and

WHEREAS, the Company heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby provides for the issue of the first series of Preferred Stock consisting of 1,000,000 shares designated as “Series A Preferred Stock”; and

RESOLVED FURTHER, that the Board hereby fixes the rights, privileges, preferences and restrictions and other matters relating to the Series A Preferred Stock (the “Series A Preferred”) as follows:

1.           Certain Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, APC-LSMA Designated Shareholder Medical Corporation is an Affiliate of the Company.

“Baseline Amount” means, as of the Effective Date, an amount equal to $54,000,000, which amount shall pro-rated (as reasonably determined by the Board) in connection with the calculation of the Series A Dividend with respect to less than a full fiscal year of the Company, subject to adjustment as follows: Commencing on the first anniversary of the Effective Date, and on each succeeding anniversary of the Effective Date thereafter (each, an “Adjustment Date”), the Baseline Amount shall be increased, if applicable, by the same percentage increase (the “Percentage Increase”) as the change in the CPI for the period of January 1 through December 31 of the immediately preceding calendar year, which percentage increase shall be determined by subtracting the CPI effective as of January 1 of the preceding calendar year (the “Base CPI”) from the CPI effective as of December 31 of the preceding calendar year (the “Target CPI”) to calculate the CPI point change (the “CPI Point Change”), and then dividing the CPI Point Change by the Base CPI and multiplying the result by 100. For the avoidance of doubt, if the Target CPI is the same or less than the Base CPI, then, the Baseline Amount will remain the same for the ensuing one (1) year period. As an illustration only, and not by way of limitation, assume that the Base CPI is 103 and the Target CPI is 106, and that the Baseline Amount prior to the Adjustment Date is $54,000,000, then, the adjusted Baseline Amount is calculated as follows:

•	CPI Point Change = 106 [Target CPI] minus 103 [Base CPI] = 3

•	3 [CPI Point Change] / 103 [Base CPI] = 0.029

•	0.029 x 100 = 2.9%

•	Adjusted Baseline Amount = $54,000,000 x 1.029 = $55,566,000

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Los Angeles, California are required or authorized to close.

“Common Stock” means the shares of common stock, without par value, of the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by,” “Controlling” and “under common Control with” shall have correlative meanings).

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“Cost of Healthcare Services” means the Company’s actual costs incurred on an accrual basis of providing Healthcare Services pursuant to the terms and conditions of the Payor Contracts, including the costs of primary care and specialty care providers, ancillary medical services, including setting aside a reasonable reserve for IBNR, management fees paid to management services organizations, professional liability and other insurance costs, professional liability claims (to the extent not covered by insurance), the repayment of indebtedness incurred to fund operating losses with respect to the provision of Healthcare Services, and general and administrative costs and expenses (including legal and accounting fees) allocated to the provision of such services in accordance with industry practice, but expressly excluding (i) discretionary bonuses paid by the Company to providers, (ii) non-cash items (e.g., non-cash allocations from equity method investments, depreciation and amortization expenses), and (iii) costs and expenses relating to or arising from the Excluded Assets.

“CPI” means the Consumer Price Index - All Urban Consumers (Los Angeles-Long Beach-Anaheim, CA area, Medical Care Services only: Base 1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics or the successor index that most closely approximates such index. If such index is no longer published, the Company and the holders of the Series A Preferred shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then an arbitrator shall determine what substitute index or formula shall be used. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then prevailing by a single arbitrator in Los Angeles, California. Any decision or award resulting from such arbitration shall be final and binding upon the Company and the holders of the Series A Preferred and judgment thereon may be entered in any court of competent jurisdiction.

“Designated Entities” means any entity in which the Company presently or hereafter holds an equity interest, directly or beneficially, and that provides Healthcare Services or that supports the provision of Healthcare Services by the Company, including, without limitation, (i) APC-LSMA Designated Shareholder Medical Corporation, (ii) Accountable Health Care IPA, (iii) AHMC International Cancer Center, A Medical Corporation, (iv) Concourse Diagnostic Surgery Center, LLC, (v) David C. P. Chen M.D., Inc., (vi) La Salle Medical Associates, (vii) Maverick Medical Group, Inc., (viii) MediPortal LLC, (ix) Pacific Medical Imaging & Oncology Center, Inc., and (x) Pacific Ambulatory Surgery Center, LLC, but excluding any entity the interests of which constitute Excluded Assets.

“Dividend Receivables” means dividends, distributions and similar amounts paid by the Designated Entities to the Company and/or its Affiliates, in the Company’s capacity as a direct or beneficial equityholder of the Designated Entities.

“Effective Date” means the date on which any shares of Series A Preferred are first issued by the Company.

“Excluded Assets” means assets of the Company that are not Healthcare Services Assets, including the Company’s equity interests in Universal Care, Inc., Apollo Medical Holdings, Inc., and any entity that is primarily engaged in the business of owning, leasing, developing or otherwise operating real estate.

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“Healthcare Services” means any medical or other healthcare-related services that the Company delivers or is responsible for delivering to patients through physicians, professional medical corporations, ancillary service providers, and other contracted providers engaged by the Company to provide such services, including any medical or other healthcare-related services with respect to which the Company is entitled to receive capitation payments, fee-for-service payments, risk pool settlements, incentive payments or other fees.

“Healthcare Services Assets” means (i) the assets of the Company that consist of or are dedicated exclusively to activities that generate Net Income from Healthcare Services or Dividend Receivables and (ii) other assets of the Company, to the extent such assets consist of or are dedicated in part to activities that generate Net Income from Healthcare Services or Dividend Receivables, in each case as reasonably determined by the Board.

“IBNR” means estimated claims for Healthcare Services provided by the Company, which claims have been incurred but not reported.

“IBNR Base Amount” means the Company’s estimated IBNR, as reported on the Company’s most recent financial survey report preceding the Effective Date filed by the Company with the California Department of Managed Health Care.

“IBNR Reconciliation Amount” means an amount equal to the IBNR Base Amount, less the actual amount paid after the Effective Date with respect to IBNR liabilities incurred by the Company on or prior to the Effective Date (based on actual claims paid after the Effective Date for Healthcare Services provided on or prior to the Effective Date), as reasonably determined by the Company as of the 12-month anniversary of the Effective Date.

“Incentive Agreements” means agreements and other arrangements between the Company and Payors providing for incentive, bonus or other payments to the Company based on, among other things, the quality of care or other performance criteria, HEDIS adjustments, enrollment incentives or kick payments.

“Liquidation Event” means any of the following: (i) a liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary, (ii) a Sale of the Company or (iii) the bankruptcy or insolvency of the Company.

“Net Income from Healthcare Services” means, with respect to any period of determination, and subject to Section 2(b), the Payor Contract Receivables for such period, less the corresponding Cost of Healthcare Services incurred, which amount shall be determined net of any taxes applicable to or based on the Payor Contract Receivables, and without the application of any tax benefits generated by or in connection with the Excluded Assets.

“Non-Affiliate” means any Person other than an Affiliate of the Company or of any holder of the Series A Preferred that owns, individually or together with its Affiliates, more than 25% of the issued and outstanding shares of the Series A Preferred.

“Payor Contracts” means agreements, including (i) capitation agreements, (ii) risk pool agreements, risk pool settlements and other shared risk arrangements, (iii) Incentive Agreements and (iv) other agreements and arrangements entered into between the Company and Payors, in each case pursuant to which the Company receives payments in exchange for or in connection with providing or arranging the delivery of Healthcare Services to patients, as specified in such agreements or arrangements.

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“Payor Contract Receivables” means the net payments and other amounts received on an accrual basis by the Company for Healthcare Services provided after the Effective Date pursuant to the terms and conditions of the Payor Contracts.

“Payors” means health maintenance organizations, insurance companies, health plan sponsors, governmental programs, licensed health care service plans, hospitals and other providers, entities and organizations that provide payments and/or reimbursements to healthcare providers in connection with the provision of healthcare services to patients.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Retained Amounts” means, with respect to the calculation of the amount of the Series A Dividend payable in connection with any fiscal year of the Company, fifty percent (50%) of the aggregate amount of Net Income from Healthcare Services (but excluding Dividend Receivables) that exceeds the then-current Baseline Amount.

“Sale of the Company” means (a) the sale of all, or substantially all, of the Company’s consolidated assets to a Non-Affiliate in any single transaction or series of related transactions; (b) the sale of at least a majority of the outstanding Common Stock to a Non-Affiliate in any single transaction or series of related transactions; (c) any merger or consolidation of the Company with or into a Non-Affiliate, or (d) any reorganization, recapitalization or other similar transaction (including a stock sale) involving the Company, on the one hand, and a Non-Affiliate, on the other hand, unless, immediately after the completion of such transaction described in clause (c) or (d), Control of the Company is substantially unaffected or remains, directly or indirectly, in the same shareholders (or their Affiliates) that Controlled the Company immediately prior to such transaction.

“Series A Dividend Payment Date” means the last day of the Company’s first full fiscal quarter after the Effective Date, and the last day of each subsequent fiscal quarter in which any shares of the Series A Preferred are outstanding (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day).

“Series A Purchase Price” means an amount equal to $545,000,000.

“Series A Shareholders Agreement” means any agreement entered into at any time or from time to time between the Company and any of the holders of the shares of Series A Preferred in connection with the shares of Series A Preferred and the respective rights of the parties thereunder.

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2.           Dividend Rights.

(a)          Cumulative Dividend Calculation. Holders of Series A Preferred shall be entitled to receive preferential, cumulative dividends, which dividends shall accumulate and accrue on a daily basis from and after the date of issuance of any particular share of Series A Preferred, in an amount equal to, with respect to any period of determination, (i) the sum of (A) Net Income from Healthcare Services and (B) Dividend Receivables, less (ii) any Retained Amounts (the “Series A Dividend”). For the avoidance of doubt, the amount of Net Income from Healthcare Services and the amount of Dividend Receivables, as each shall have been determined as provided herein with respect to any specified fiscal year of the Company, shall be payable in full to the holders of the Series A Preferred until such time as such holders have received an aggregate amount equal to the Baseline Amount, and for the balance of such fiscal year, the Series A Dividend amount determined pursuant to clause (i) of this Section 2(a) shall be reduced by the Retained Amount. Notwithstanding anything to the contrary set forth herein, all calculations hereunder relating to the Series A Preferred shall be made on an accrual basis in accordance with U.S. generally accepted accounting principles (GAAP), including, without limitation, the calculation of the Cost of Healthcare Services, Dividend Receivables, IBNR, IBNR Reconciliation Amount, Net Income from Healthcare Services, Payor Contract Receivables, Retained Amounts, and the Series A Dividend.

(b)          Adjustments to Net Income from Healthcare Services. Notwithstanding anything to the contrary herein, Net Income from Healthcare Services shall be subject to the following adjustments:

(i)       If a capitation payment under a Payor Contract is adjusted after the Effective Date with respect to Healthcare Services provided before the Effective Date, (A) any additional amounts received by the Company with respect to such adjustment shall be excluded from the calculation of Net Income from Healthcare Services for the period in which amount was received, and (B) any payment the Company is required to make with respect to such adjustment shall not be deemed to constitute a Cost of Healthcare Services or otherwise reduce the amount of Net Income from Healthcare Services for the period in which such amount was paid.

(ii)       If, after the Effective Date, the Company receives a payment under an Incentive Agreement, which payment has been calculated in whole or in part with respect to Healthcare Services provided before the Effective Date, such payment, to the extent based on Healthcare Services provided before the Effective Date, shall be excluded from the calculation of Net Income from Healthcare Services.

(iii)       If the IBNR Reconciliation Amount is a positive number, such amount shall be excluded from the calculation of Net Income from Healthcare Services for the period in which such amount was determined, and if the IBNR Reconciliation Amount is a negative number, such amount shall not be deemed to constitute a Cost of Healthcare Services or otherwise reduce the amount of Net Income from Healthcare Services for the period in which such amount was determined.

(c)          Dividend Payment Dates. The accrued and unpaid portion of the Series A Dividend shall be payable in cash, out of funds legally available for the payment of dividends and whether or not declared by the Board, quarterly in arrears on each Series A Dividend Payment Date. If the full amount of the dividend for a particular period, as computed pursuant to Section 2(a), is not paid on the applicable payment date, then any such unpaid amount shall accrue and be paid as promptly as is legally permissible.

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(d)          Restriction on Other Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of Series A Preferred shall have received, immediately prior to or simultaneously with the payment of such other dividend, an amount equal to the aggregate Series A Dividend then accrued and unpaid.

3.           Voting Rights.

(a)          General Limitation. Except to the extent otherwise provided by law and/or in any Series A Shareholders Agreement, the shares of Series A Preferred shall have the right to vote only with respect to the matters expressly set forth herein. The shares of Series A Preferred shall not be entitled to vote for the election of directors.

(b)          Manner of Voting. Solely in connection with the matters upon which the shares of Series A Preferred are entitled to vote, the holders thereof shall be entitled to one vote per each share held immediately after the close of business on the record date fixed for a meeting or the effective date of a written consent, and such holders shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or in any Series A Shareholders Agreement or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent together with and in the same manner as the Common Stock.

(c)          Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or in any Series A Shareholders Agreement or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

(i)       Any action that alters or changes the voting powers or other special rights, preferences, privileges, qualifications, limitations or restrictions of the Series A Preferred;

(ii)       Any increase or decrease (other than by conversion) in the authorized number of shares of the Series A Preferred;

(iii)      Any Liquidation Event; and

(iv)       Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of capital stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in rights of redemption, liquidation preference, voting or dividends, or any increase in the authorized or designated number of any such new class or series.

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4.           Liquidation Rights.

(a)       Series A Liquidation Preference. Upon any Liquidation Event, whether voluntary or involuntary, before any other distribution or payment shall be made to the holders of any shares of capital stock of the Company, the holders of the Series A Preferred shall be entitled to be paid, out of the assets or surplus funds of the Company legally available for distribution, their pro rata share of an amount equal to (i) all accrued and unpaid amounts of the Series A Dividend and (ii) the Series A Purchase Price (the “Series A Liquidation Preference”).

(b)       Additional Series A Preference Distributions. After the payment in full of the Series A Liquidation Preference, the remaining assets or surplus funds of the Company legally available for distribution, if any, in amount equal to the positive difference between the then-current fair value of the Healthcare Services Assets, as reasonably determined by the Board, and the Series A Liquidation Preference, shall be distributed ratably 90% to the holders of the Series A Preferred and 10% to the holders of the Common Stock (the “Additional Series A Preference Distribution”).

(c)       Common Preference Distributions. After the payment in full of the Additional Series A Preference Distribution, the remaining assets or surplus funds of the Company legally available for distribution, if any, shall be distributed ratably 90% to the holders of the Common Stock and 10% to the holders of the Series A Preferred, until the holders of the Series A Preferred shall have received under this Section 4(c) an aggregate amount equal to the amount received by the holders of the Common Stock under Section 4(b) (the “Common Preference Distribution”).

(d)       Residual Distributions. After the payment in full of the Series A Liquidation Preference, the Additional Series A Preference Distribution and the Common Preference Distribution, the remaining assets or surplus funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(e)       Pro Rata Distributions. If, upon any Liquidation Event, the assets or surplus funds of the Company shall be insufficient to make payment in full of any of the liquidation preferences set forth in Sections 4(a)-4(d) above, then such assets or surplus funds as are available shall be distributed ratably, in partial satisfaction of the applicable liquidation preference, among the holders of the shares of Series A Preferred and/or the shares of Common Stock, as the case may be, then outstanding, in proportion to the full amounts to which they would be otherwise respectively entitled.

5.           Miscellaneous.

(a)       Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company, the Company shall mail to each holder of Series A Preferred at least ten days prior to the record date specified therein (or such shorter period approved by a the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event or other capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company.

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(b)       Delivery of Notices. Any notice required by the provisions of this Certificate of Determination shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, (iii) when sent by facsimile during normal business hours of the recipient (and on the next business day if sent by facsimile outside of such normal business hours), (iv) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (v) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(c)       No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred against dilution or other impairment.

(d)       No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase or otherwise shall be reissued.

RESOLVED FURTHER, that the President and Chief Executive Officer and the Secretary of the Company are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences of Series A Preferred Stock in accordance with the foregoing resolutions and provisions of the General Corporation Law of California.

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IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Company and Secretary of the Company each declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true and correct of his own knowledge.

Dated: _____________, 2019.

Thomas Lam, M.D.,
Chief Executive Officer

Paul Liu, M.D.,
Secretary